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                                                                       EXHIBIT 7

September 14, 2006

Canada Mortgage and Housing Corporation
700 Montreal Road
Ottawa, Ontario
K1A 0P7

Ladies and Gentlemen:

SUBJECT: U.S. $750,000,000
         5.00% UNITED STATES DOLLAR BONDS DUE SEPTEMBER 1, 2011

Reference is made to the proposed issuance of U.S.$750,000,000 aggregate principal amount of 5.00% United States Dollar Bonds due September 1, 2011 (the "Bonds") of Canada Mortgage and Housing Corporation ("CMHC"), a federal Crown corporation and an agent of Her Majesty in right of Canada, to be sold pursuant to an Underwriting Agreement dated September 7, 2006 (the "Underwriting Agreement") between CIBC World Markets Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and TD Securities (USA) LLC as representatives for the several underwriters listed in Schedule II thereof (the "Underwriters") and CMHC.

In connection with the issue of the Bonds, CMHC proposes to enter into a Fiscal Agency Agreement (the "Fiscal Agency Agreement"), dated as of September 14, 2006, with Royal Bank of Canada, London Branch, a Canadian chartered bank, as fiscal agent, transfer agent, registrar and principal paying agent.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such statutes, documents, certificates of public officials and other instruments relating to the authorization, issuance and sale of the Bonds by CMHC as I have deemed necessary, including the following:

(a)  the Resolution of the Board of Directors of CMHC dated August 22, 2006;

(b)  the Underwriting Agreement;

(c)  the Fiscal Agency Agreement; and

(d)  the form of the Bonds (the "Global Bonds").

It is my opinion that:

1. the Fiscal Agency Agreement has been duly authorized and, when executed and delivered, will constitute a valid and legally binding agreement of CMHC in accordance with its terms; and


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2.   the issuance of the Bonds has been duly authorized and the Global Bonds, when they have been duly authenticated in accordance with the provisions of the Fiscal Agency Agreement and delivered to and paid for by the Underwriters in accordance with the provisions of the Underwriting Agreement, will constitute valid, legally binding, direct unconditional obligations of CMHC in accordance with their terms and payment of the principal of and interest on the Global Bonds so authenticated, delivered and paid for will ultimately be a charge on and payable out of the Consolidated Revenue Fund of Canada.

The foregoing opinions are subject to the following limitations and qualifications:

(a) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally;

(b) judgments against Her Majesty in right of Canada are not capable of being enforced by execution levied against the property of Her Majesty in right of Canada. Property of CMHC is property of Her Majesty in right of Canada;

(c) equitable remedies such as specific performance and injunction are only available in the discretion of the court before which they are sought;

(d) the remedies of specific performance and injunction shall not be granted by a court against the Crown and the court may, in lieu thereof, make an order declaratory of the rights of the parties; and

(e) payment of the Consolidated Revenue Fund of Canada of any money awarded by a judgment to any person against the Crown, whether in the name of CMHC or in the name of the Crown, is subject to the delivery to the Minster of Finance of a certificate of judgment against the Crown in prescribed form pursuant to the Crown Liability and Proceedings Act (Canada).

I hereby consent to the inclusion of this opinion letter as an exhibit to CMHC's Form 18-K/A filed with the Securities and Exchange Commission on the date hereof and to the use of my name under the heading "Legal Opinions" in the prospectus supplement dated September 7, 2006 to the prospectus dated August 14, 2003.

Yours sincerely,


/s/ Douglas V. Tyler
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Douglas V. Tyler
General Counsel


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